Exhibit 99.1

Apimeds and MindWave Announce Merger, Integrating Biotech Growth with AI-Driven Digital Treasury Yield Generation Backed by $100M PIPE

Apimeds Pharmaceuticals US, Inc. (NYSE American: APUS) announced a merger with MindWave Innovations Inc, uniting Apimeds’ late-stage, non-opioid pain-management biologic portfolio with MindWave’s AI-driven Bitcoin treasury, digital asset yield generation, and $NILA-powered ecosystem. The combined company integrates high-growth biotechnology and institutional digital-treasury capabilities, with the merger supported by a simultaneous PIPE of up to $100 million to advance Apimeds’ clinical programs and expand MindWave’s digital asset infrastructure.

Matawan, N.J. -- (BUSINESS WIRE) -- (NYSE American: APUS) Apimeds Pharmaceuticals US, Inc. (“Apimeds”), a clinical-stage biotechnology company that completed its IPO in May 2025, today announced that it has merged with MindWave Innovations Inc (“MindWave”; the transaction, the “Merger”). Today, Apimeds and MindWave signed the merger agreement (the “Merger Agreement”) outlining the terms of the Merger, thus paving the way for a dual-growth enterprise spanning advanced biotechnology and institutional digital-asset treasury solutions.

The Merger brings together two high-growth industries—biopharmaceutical innovation and digital-asset financial technology—forming a combined entity positioned to pursue diversified revenue streams and accelerate product development.

MindWave is a global leader in AI-driven Bitcoin and yield-generation technologies, operating in one of the fastest-growing segments of the digital-asset market. Bitcoin remains the most established and highly valued cryptocurrency, and MindWave’s platform is designed to help institutions securely hold, manage, and generate yield from Bitcoin reserves.

MindWave’s three-pronged strategic framework includes:

1.	Secure Digital Treasury Wallets for Corporations,

2.	AI-Enhanced Bitcoin Yield Generation, and

3.	A Validator-Powered Ecosystem supported by the $NILA Token.

Together, these capabilities make MindWave one of the first companies to pursue a publicly traded, institutional-focused Digital Asset Treasury (DAT) model.

Apimeds focuses on developing non-opioid, biologic-based therapies for pain management. Its lead product candidate, Apitox, is in late-stage clinical development for the treatment of knee osteoarthritis (the “Apimeds Business”). Promptly following the closing of the Merger and pursuant to the Merger Agreement, Apimeds will transfer its assets and liabilities to its wholly owned subsidiary, where the Apimeds Business will continue.

Erik Emerson, CEO of Apimeds, commented:

“As Apimeds moves toward its Phase 3 clinical trial initiation, we continue to focus on financing and expansion. When I met the leadership team at MindWave and saw the strength and scalability of their business, it became clear this merger represented a unique opportunity. Biotech requires significant capital, and integrating a high-yield digital asset business with strong cash-flow potential will allow us to accelerate our therapeutic programs.”

Dr. Vin Menon, Founder and CEO of MindWave, noted:

“The NYSE American listing, combined with our three-pronged approach to Bitcoin Treasury infrastructure, refined AI-supported yield capabilities, and a scalable multi-vertical ecosystem powered by the $NILA token, positions MindWave at the forefront of institutional digital treasury management. Joining forces with Apimeds creates a diversified organization designed to drive long-term value and maximize stockholder returns.”

ADVISORS

E.F. Hutton & Co. (“E.F. Hutton”) is proud to have served as the exclusive M&A advisor to Apimeds and MindWave in connection with the merger, and as the exclusive placement agent for the concurrent PIPE of up to $100 million in financing. E.F. Hutton’s role reflects its commitment to supporting the combined company’s strategic growth across late-stage biotech development and institutional Digital Asset Treasury Solutions.

Nelson Mullins Riley & Scarborough LLP acted as legal advisor to Apimeds. Thunder Rock Capital LLC, a division of Finalis Securities LLC, acted as an advisor to MindWave. Duane Morris LLP acted as legal advisor to MindWave.

ABOUT APIMEDS PHARMACEUTICALS US, INC.

Apimeds Pharmaceuticals US, Inc. (NYSE American: APUS) is a clinical-stage biopharmaceutical company focused on developing non-opioid, biologic-based therapies for pain management. For more information visit www.apimedsus.com.

ABOUT MINDWAVE INNOVATIONS INC

MindWave Innovations Inc is a leading provider of institutional Digital Asset Treasury (DAT)
solutions, specializing in compliant Bitcoin treasury infrastructure, AI-driven yield capabilities, ClimateTech impact systems, and AdTech engagement platforms.

The company’s multi-vertical ecosystem is powered by its native token, $NILA, which enables governance, utility, and value flow across its blockchain-integrated operations. For more information visit www.mindwavedao.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Merger and the related transactions, Apimeds intends to file with the U.S. Securities and Exchange Commission (the “SEC”) an Information Statement pursuant to Section 14(c) of the Exchange Act of 1934 (the “Information Statement”), in preliminary and definitive form, and other required documents regarding the Merger with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE INFORMATION STATEMENT, AS MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY APIMEDS WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT APIMEDS, MINDWAVE, THE MERGER, AND THE RELATED RISKS AND RELATED MATTERS.

The Definitive Information Statement will be mailed to stockholders of Apimeds. Investors will be able to obtain free copies of the Information Statement, as may be amended from time to time, and other relevant documents filed by Apimeds with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by Apimeds, including the Information Statement (when available), will be available free of charge from Apimeds’ website at www.apimedsus.com under the “Investors” tab.

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in this report that address activities, events or developments that Apimeds expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “would,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “strive,” “allow” or the negative of such terms or other variations and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking.

These forward-looking statements include, but are not limited to, statements regarding the Merger (including any related post-closing actions), the post-Merger company and its operations, strategies and plans, integration of businesses, governance changes, debt levels and leverage ratio, capital expenditures, cash flows and anticipated uses, synergies, opportunities and anticipated future performance, including the management team and board of directors of the post-Merger company, expected use of proceeds from financing activities, any future acquisitions and the maintenance of bitcoin reserves and related collateral arrangements. Information adjusted for the impact of the Merger should not be considered a forecast of future results.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this report. These include the risk that Apimeds’ and MindWave’s businesses will not be integrated successfully, synergies and growth from the Merger may not be fully realized or may take longer to realize than expected; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Merger; failure to obtain or maintain required listing approvals or satisfy NYSE American continued listing standards; inability to consummate planned financings on acceptable terms or within expected timeframes; volatility in bitcoin markets impacting collateral requirements; the risk that changes in Apimeds’ capital structure and governance following the Merger could have adverse effects on the market value of its securities; the ability of Apimeds and the post-Merger company to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on Apimeds and the post-Merger company’s operating results and business generally; the risk the Merger could distract management from ongoing business operations or cause Apimeds or the post-Merger company to incur substantial costs; the risk that Apimeds may be unable to reduce expenses or access financing or liquidity; the impact of any related economic downturn; the risk of changes in governmental regulations or enforcement practices; and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond Apimeds’ and MindWave’s control, including those detailed in Apimeds’ Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and such other documents of Apimeds filed, or to be filed, with the SEC that are or will be available on Apimeds’ website at www.apimedsus.com and on the website of the SEC at www.sec.gov. All forward-looking statements are based on assumptions that Apimeds and MindWave believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and neither Apimeds nor MindWave undertakes any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

PARTICIPANTS IN THE SOLICITATION

MindWave, Apimeds, and their respective directors, executive officers, management and employees, under SEC rules, may be deemed to be participants in a solicitation of proxies of Apimeds’ stockholders. Investors and stockholders may obtain more detailed information regarding the names, affiliations, and interests of Apimeds’ directors and executive officers in its filings with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of Apimeds stockholders will be set forth in the Information Statement. Such interests may in some cases be different from those of MindWave’s or Apimeds’ equity holders generally.

NO OFFER OR SOLICITATION

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication is not, and under no circumstances is to be construed as, a prospectus, an advertisement or a public offering of the securities described in this press release in the United States or any other jurisdiction. No offer of securities shall be made except by means of a prospectus filed with the SEC meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an applicable exemption.

Media Contacts:

MindWave Innovations Inc	Apimeds Pharmaceuticals US, Inc.
Email: ceo@mindwavedao.com	Email: erik@apimedsus.com

3